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Exhibit 8.1

November 21, 2014

Parker-Hannifin Corporation

6035 Parkland Blvd.

Cleveland, Ohio 44124-4141

Re:	Prospectus Supplement for up to $2,700,000,000 Medium-Term Notes, Series A

Ladies and Gentlemen:

We have acted as special tax counsel to Parker-Hannifin Corporation, an Ohio corporation (the “Company”) in connection with the offering of up to $2,700,000,000 aggregate principal amount of the Company’s Medium-Term Notes, Series A (the “Notes”) from time to time on a delayed or continuous basis, as set forth in the Company’s Prospectus (the “Prospectus”), dated February 19, 2013, and the Company’s Prospectus Supplement (the “Prospectus Supplement”), dated November 18, 2014, and as may be set forth from time to time in one or more pricing supplements to the Prospectus Supplement.

You have requested our opinion as to the matters set forth in the discussion under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In connection with our opinion, we have reviewed and are relying upon the Registration Statement on Form S-3 (Registration No. 333-186741) of which the Prospectus and Prospectus Supplement are a part (the “Registration Statement”), including the exhibits thereto, the representations contained in a letter dated today addressed to us from the Company, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our review, we have assumed with your consent, the authenticity of all documents we have examined, as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document.

This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, current Treasury regulations issued thereunder, current published administrative rulings and procedures of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change or differing interpretation, possibly with retroactive effect.

Based upon and subject to the foregoing and subject to the limitations set forth herein, the discussion in the Prospectus Supplement under the heading “Certain U.S. Federal Income Tax Considerations,” to the extent that it describes provisions of federal income tax law, represents our opinion as to the material federal income tax considerations of the matters discussed therein, as of the date hereof.

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MEXICO CITY  •  MIAMI  •  MILAN  •  MOSCOW  •  MUNICH  •  NEW YORK  •  PARIS  •  PERTH  •  PITTSBURGH  •  RIYADH  •  SAN DIEGO

SAN FRANCISCO  •  SÃO PAULO  •  SHANGHAI  •  SILICON VALLEY  •  SINGAPORE  •  SYDNEY  •  TAIPEI  •  TOKYO  •  WASHINGTON

Parker-Hannifin Corporation November 21, 2014 Page 2

You have not requested, and we do not express, an opinion concerning any other tax considerations related to the issuance of the Notes. We express no opinion on any issue relating to tax matters other than U.S. federal income tax matters, and we express no opinion as to the applicability or effect of other federal, foreign, state or local laws, or as to any matter not discussed herein. We do not undertake to advise you of the effect of changes in matters of laws occurring subsequent to the date hereof.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jones Day